UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

S.A.V.E. PARTNERS IV, LLC
LOCKE PARTNERS I LLC
JOHN S. IOANNOU
AJOY H. KARNA
RODMAN K. REEF
ANDREW SALISBURY
CRAIG W. THOMAS
BRADLEY M. TIRPAK
GEORGE WALLNER
JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07
DIANE V. STUCKERT REVOCABLE TRUST U/A DTD 8/7/03
JAMES W. STUCKERT
DIANE V. STUCKERT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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S.A.V.E. Partners IV, LLC, together with the other Participants named herein (“SAVE”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc. (“USAT”).  SAVE has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On June 14, 2012, S.A.V.E. Partners IV, LLC issued the following press release announcing that it issued a letter to shareholders of USAT and containing the full text of such letter:

SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT (SAVE) FILES WITH THE SEC ITS DETAILED BUSINESS IMPROVEMENT PLAN FOR USA TECHNOLOGIES, INC.

SAVE Believes USAT’s Business Plan is Fundamentally Unsound

SAVE Believes that a Vote for its Seven Highly-Qualified Nominees on the GOLD Proxy Card is the Clear Choice for the Future of USAT

GREENWICH, Conn., June 14, 2012 /PRNewswire - S.A.V.E. Partners IV, LLC, which together with its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,196,739 shares of common stock of USA Technologies, Inc. (NASDAQ: USAT) (“USAT” or the “Company”), representing approximately 9.8% of the Company’s outstanding shares, announced today that it has filed its detailed business improvement plan for USAT with the SEC.  SAVE’s business improvement plan is also available on its website at www.SAVEUSAT.com.  SAVE urges all shareholders to review its business plan to move USAT forward.

SAVE also issued the following letter to shareholders of USAT regarding the critical choice now facing them over their Company’s future and what SAVE believes to be fundamental flaws in USAT’s own business plan:

Dear Fellow Shareholders:

We have reached a critical turning point for USA Technologies, Inc. (“USAT” or the “Company”).  In two weeks, at USAT’s annual meeting of shareholders on June 28, 2012, the future of your Company is in your hands.

PLEASE SIGN, VOTE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

We believe that at this vitally important moment, the choice is clear:   SAVE’s seven highly-qualified nominees are the right choice to lead USAT into the future and maximize value for all shareholders.  We believe that USAT’s current Board is mired in a fundamentally flawed business plan that will only lead to a further deterioration of shareholder value.  Consider the following:

•
SAVE believes JumpStart is a Dead End in its current form.  USAT’s JumpStart Program gives away ePort device hardware at no upfront cost with no long-term commitment required.  When you get a new cell phone at no upfront cost, your carrier requires you to enter into a minimum usage contract.  Yet the same does not hold true for USAT’s ePort device. We believe the JumpStart Program’s economics simply don’t make sense.

SAVE believes JumpStart is a primary cause of USAT’s significant cash burn and has created an urgent need for financing.  USAT depleted the cash on its balance sheet by nearly $7 million in the first nine months of fiscal 2012, from approximately $13.0 million to approximately $6.2 million, but only added approximately 29,000 connections during that period.  Now it is proposing to add up to $3 million in debt, secured by Company assets, to help fund JumpStart.  We believe USAT’s “path to profitability” is actually a road to nowhere.

SAVE Nominee George Wallner, the founder of Hypercom, one of the global leaders in credit card terminals prior to its sale to VeriFone in 2011, has nearly 35 years of experience in the industry developing innovative, low-cost hardware.  SAVE believes that higher-functioning, low-cost hardware is the key to accelerating returns on JumpStart and creating shareholder value, as well as providing value-added services to drive USAT’s customers’ profitability.  We believe Mr. Wallner’s experience will be critical in leading this effort.

•
USAT’s connections per customer has been declining.  USAT boasts it has added customers and connections, from 1,925 and 119,000 as of June 30, 2011 to 3,000 and 155,000 currently.  However, a closer look at those numbers reveals that USAT has experienced a troubling 16% drop-off in connections per customer from approximately 61.8 to 51.7.  We believe giving away ePorts at no upfront cost and little return on investment in an effort to acquire new customers, while not focusing sufficient resources on increasing connections in the existing customer base, is a recipe for disaster. USAT talks about driving recurring revenues - we believe the best way to drive recurring revenues is to generate repeat business from existing customers.

•
SAVE believes USAT is falling behind on vending route management. Regardless of its efforts to try to accelerate industry adoption of its devices through JumpStart, we believe USAT will quickly lose market share to its competitors if it does not adequately service its customers' needs.  In fact, SAVE believes that one of the main reasons connections per customer has been decreasing is because USAT is not providing its customers with end-to-end solutions to enable them to improve sales, increase efficiencies and reduce costs.  SAVE Nominee John Ioannou, the former President of Next Generation Vending, which has over 25,000 vending machines, spearheaded its efforts in applying vending route management technology to increase route efficiency and sales.  We believe Mr. Ioannou represents the type of forward-thinking leadership that, in our view, is severely lacking at USAT.

DO NOT BE FOOLED BY THE BOARD’S CLAIMS OF A "NEW USAT" AND "NEW LEADERSHIP"

We urge all shareholders to review the bio of Stephen Herbert contained in the Company's proxy materials and draw your own conclusion.  Mr. Herbert was George Jensen’s second-in-command when he replaced Mr. Jensen as Chairman and CEO in November 2011.

We urge all shareholders to review our detailed business plan, which can also be found at www.SAVEUSAT.com. We believe our business plan fully addresses the fundamental flaws identified above and other necessary improvements that SAVE believes are required to help USAT realize its full potential and maximize value for shareholders.

SAVE also has a leadership transition plan and is fully prepared to implement this plan immediately.  SAVE’s plan includes a review of senior management and, if necessary, the installation of highly-qualified operating executives who can fill senior management roles to effect a seamless transition with the goal of achieving a rapid business transformation.

We urge you to review the qualifications of our nominees and USAT’s nominees below — we think you will come to the conclusion that SAVE’s nominees are the clear choice to lead your Company into the future.

SAVE BELIEVES THE CHOICE IS CLEAR — WE URGE YOU TO VOTE THE GOLD PROXY CARD TODAY.

Thank you again for your support.  SAVE urges shareholders NOT to respond to any solicitation made by USAT’s Board of Directors and NOT to return USAT’s white proxy card. If you have voted a white proxy card, you can change your vote by voting the enclosed GOLD proxy card today.  Please vote each and every GOLD proxy card you receive.   You can learn more about SAVE, our detailed business plan and our highly-qualified Board candidates at www.SAVEUSAT.com.

Sincerely,
/s/ Bradley M. Tirpak	/s/ Craig W. Thomas
Bradley M. Tirpak	Craig W. Thomas

If you have any questions, please call Morrow & Co., LLC at (203) 658-9400 or toll-free at (800) 662-5200 or e-mail info@saveusat.com.

VOTE THE GOLD PROXY CARD TODAY

Beneficial Holders:  If you hold your shares at a broker or bank

•   Vote by Internet:  Go to www.proxyvote.com.  Have your 12-digit control number available.

•   Vote by Phone:  Please call 1-800-454-8683.  Have your 12-digit control number available.

•   Vote by Mail:  Vote, sign and date the GOLD voting instruction form and return it in the envelope provided.

Registered Holders:  If you hold stock certificates or hold shares directly in your own name

• Vote by Mail: Vote, sign and date the GOLD proxy card and return it in the envelope provided.

VOTE THE GOLD PROXY CARD FOR SAVE’S SEVEN HIGHLY-QUALIFIED NOMINEES

SAVE’s Nominees come from top consumer, vending, payment processing and finance companies IBM • Citigroup • Pepsi • The Boston Consulting Group • Frito-Lay • Hypercom • Credit Suisse
SAVE NOMINEE	RELEVANT EXPERIENCE	BACKGROUND
George Wallner	Electronic Payment Hardware	Hypercom founder; Advisor on smart phone electronic payment technology & services
Rodman Reef	Credit Card and Electronic Payment Processing	Former Chairman and CEO of Citishare Corporation, Citigroup’s retail electronic payments business
John Ioannou	Vending Services; Route Management; Technology	Former President of Next Generation Vending, a leader in vending services; 14 years at IBM
Ajoy Karna	Strategy, Finance, M&A	Former executive for 20 years in finance, strategy and M&A for PepsiCo, Inc., Frito Lay and Quaker Oats
Andrew Salisbury	International Technology Sales	Former CEO of Corsidian, a leading Latin American distributor of customer service software and solutions
Craig Thomas	Finance; Corporate Governance	Co-founder of SAVE; former portfolio manager at S.A.C. Capital Advisors; experience at The Boston Consulting Group
Bradley Tirpak	Finance; Corporate Governance	Co-founder of SAVE; former portfolio manager at multi-billion dollar investment firms; experience at Credit Suisse First Boston

COMPARE TO USAT DIRECTOR NOMINEES

USAT NOMINEE	CURRENT EMPLOYMENT
Stephen Herbert	USAT Chairman & CEO; promoted from COO in Nov. 2011
Deborah Arnold	Advisory board member of Grameen Technology Center, a microfinance foundation
Steven Barnhart	CFO of Bally Total Fitness, a health club operator - resigned June 2012
Joel Brooks	CFO of Senesco Technologies, a biotechnology company
Albin Moschner	No current employment listed in the Company’s proxy materials
Frank Petito	President of Orbitz for Business, a corporate travel company
Jack Price	No current employment listed in the Company’s proxy materials
William Reilly	Independent Consultant
William Schoch	President and CEO, Western Payments Alliance, a non-profit payments association

Contact:

Morrow & Co., LLC
Tom Ball
John Ferguson
(203) 658-9400
(800) 662-5200
INFO@SAVEUSAT.COM

Item 2: On June 14, 2012, S.A.V.E. Partners IV, LLC delivered the following Direct Insight Fact Sheet to Institutional Shareholder Services:

FACT SHEET ON DIRECT INSITE CORP.

Direct Insite Corp. (“Direct Insite” or the “Company”) is a Software as a Service provider of accounts payable and accounts receivable software.

On April 28, 2011, Direct Insite entered into a settlement agreement (the “Settlement Agreement”) with significant shareholders including Metropolitan Venture Partners Corp. (which beneficially owns 19.4%), Thomas C. Lund (who beneficially owns 5.4%) and S.A.V.E. Partners III, LLC (“SAVE”) (which beneficially owns 6.6%).  As a result of this Settlement Agreement, Direct Insite effected meaningful change on its Board of Directors without the expense of a proxy contest.

Since that time, the following notable corporate governance, operational and organizational improvements have been effected:

•	Direct Insite had not held an annual meeting since 2006. It has now held two annual meetings in the past 13 months.

•	The Company has separated the Chairman and CEO roles.

•
In 2010, Direct Insite’s CEO received compensation in excess of $800,000 from a Company with approximately $9.0 million of revenues.  He was replaced in May 2011 by the Company’s former President and COO, Matthew Oakes, who received less than $300,000 in compensation in 2011.  Mr. Lund is the ex-father-in-law of Mr. Oakes.

•	Direct Insite hired a full-time Chief Financial Officer.

•	The Company hired a full-time head of sales and a new sales force.

•	The Company has issued meaningful options to employees to align their interests with shareholders.

•	The Company has announced six (6) new client wins and reported positive adjusted revenue growth in its most recent quarter.

SAVE believes USA Technologies, Inc. (“USAT”) has made a number of misleading statements about Direct Insite, which SAVE corrects below:

•
USAT contends that there was a “takeover” of Direct Insite by Bradley M. Tirpak.  Mr. Tirpak neither serves on the Board nor has control of the Company. He is a co-managing member of SAVE, which beneficially owns 6.6%.

•
Craig W. Thomas has been Chair of the Compensation Committee since May 2011. The Compensation Committee negotiated a new employment agreement with Mr. Oakes that pays him a lower base salary than the former CEO, provides him with a cash bonus based on growth in revenues and EBIT and does not provide him with similar perquisites furnished to the former CEO.

•
Mr. Thomas was acting Chair of the Audit Committee for a mere 2 months – after the former Chair of the Audit Committee was elevated to the role of Chairman of the Board and until the annual meeting date on May 21, 2012.  As of May 21, 2012, Mr. Thomas is no longer acting Chair of the Audit Committee. (USAT’s May 31, 2012 letter was issued after Mr. Thomas ceased to be acting Chair).

•
Direct Insite has a market capitalization of approximately $8.1 million and, in SAVE’s view, trades at an extremely low volume due to a small public float. Following the execution of the Settlement Agreement on April 28, 2011, Direct Insite’s stock price increased over 35% from $0.96 on April 28, 2011 to $1.30 on April 29, 2011.  The vast majority of the decline in the stock price referenced by USAT occurred on a single day, August 24, 2011.  With a volume of only 1,000 shares traded, the stock price declined over 41% from $1.02 on August 23, 2011 to $0.60 on August 24, 2011.

Item 3: On June 14, 2012, S.A.V.E. Partners IV, LLC issued the following letter to certain non-objecting beneficial owners, together with the Investor Presentation attached as Exhibit 1:

Shareholder Advocates for Value Enhancement

June 14, 2012

Name & Address

Dear :

As I am sure you are aware, the annual meeting of USA Technologies, Inc. (“USAT”) is rapidly approaching on June 28, 2012.  We are excited to discuss with you our business improvement plan for moving USAT forward and increasing value for ALL shareholders.

We ask that you take a few minutes to review the enclosed presentation.  We believe our detailed business plan and new direction for USAT is far superior to the path currently being followed by the incumbent Board and management.  We believe the SAVE nominees are best suited to lead USAT during this critical time in the industry.

S.A.V.E. Partners IV, LLC is a member of a group that collectively owns 3,196,739 shares of common stock of USAT, or roughly 9.8% of USAT’s outstanding shares, making us the largest shareholder of USAT.  Our interests are strongly aligned with YOU, our fellow shareholders.  If USAT succeeds, we all succeed.

I would like to extend to you an invitation to call me at the number below to discuss our business plan in detail and to answer any questions that you might have.  I can be reached at 203-542-7330.  Thank you for your consideration.

Sincerely,

/s/ Craig W. Thomas

Craig W. Thomas

Please vote the GOLD voting instruction form via the internet by accessing
www.proxyvote.com.  Please have your 12-digit control number available.

www.saveusat.com